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                                                                     EXHIBIT 1.1
                                                   July 9, 1999

Nuveen Dividend Advantage Municipal Fund
333 West Wacker Drive
Chicago, Illinois  60606

         Re:      Nuveen Dividend Advantage Municipal Fund
                  Municipal Auction Rate Cumulative Preferred
                  Shares to be Issued Pursuant to the Underwriting Agreement (File No. 333-80555)

Ladies and Gentlemen:

         We are acting as counsel to Nuveen Dividend Advantage Municipal Fund, a Massachusetts business trust (the "Trust"), in connection with the Trust's filing of a registration statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission covering the registration, authorization and proposed issuance of up to 4,000 shares of its Municipal Auction Rate Cumulative Preferred Shares ("MuniPreferred"), Series M, liquidation preference of $25,000 per share ("Series M Shares"), 3,800 shares of MuniPreferred, Series T, liquidation preference of $25,000 per share ("Series T Shares"), and 3,800 shares of MuniPreferred, Series TH, liquidation preference of $25,000 per share ("Series TH Shares") (the Series M Shares, Series T Shares and Series TH Shares are referred to collectively as the "Shares"). In that capacity, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion. Insofar as this opinion pertains to matters governed by the laws of the Commonwealth of Massachusetts, we are relying with your consent, upon the opinion of Bingham Dana LLP dated July 9, 1999, which opinion is satisfactory in substance and form to us.

         We have assumed that the Registration Statement, the Underwriting Agreement and the Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Shares (the "Statement") will be duly completed, executed and delivered and in accordance with the resolutions of the Trustees attached to a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration, Statement, By-Laws, and certain resolutions adopted by the Trustees of the Fund and that the Statement will be duly filed with the Office of the Secretary of State of Massachusetts.

         Based upon the foregoing, it is our opinion that:

         (1) The Trust is duly organized and existing under the Fund's Declaration and laws of the Commonwealth of Massachusetts as a voluntary association with shares of beneficial interest, commonly referred to as a "Massachusetts business trust."

         (2) The Shares, when issued and sold in accordance with the Trust's Declaration of Trust, Statement and By-Laws and for the consideration described in the


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Vedder, Price, Kaufman & Kammholz
July 9, 1999
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                  Underwriting Agreement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as Exhibit 1.1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.



                                               Very truly yours,


MLW
DAS